EXHIBIT 99.1:

For Immediate Release:	Contacts:
Wednesday, April 25, 2007	Julie S. Ryland, 205.326.8421

Oil & Gas Operations Continue to Drive Energen’s Earnings Growth

Company Reaffirms 2007 Guidance; Initiates 2008 Guidance

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) announced at today’s Annual Meeting of Shareholders that its 19 percent increase in year-over-year first quarter net income indicates that the diversified energy company is on track to achieve its sixth consecutive year of record earnings in 2007. Energen’s net income in the first quarter of 2007 totaled $103.9 million, or $1.44 per diluted share.

“We are very pleased with the results we are generating, and we are excited about our prospects for the future,” Mike Warren, Energen’s chairman and chief executive officer, told shareholders at the energy company’s Birmingham headquarters.

“By accelerating the development of our proved undeveloped reserves and our probable and possible inventory beginning this year, we believe we can achieve organic production growth in 2008 of approximately 3 percent. In 2009, we could well see production in excess of 100 billion cubic feet equivalent.

“Meanwhile, we continue to build our acreage position in Alabama in anticipation of exploring our state’s extensive shale potential,” Warren added.

In other developments announced today:

•	Energen reaffirmed its 2007 earnings guidance range of $3.80-$4.20 per diluted share.

•	Energen initiated 2008 earnings guidance with a range of $3.60-$4.00 per diluted share, reflecting the potential impact of lower realized commodity prices partially offset by increased production.

•	Energen’s oil and gas subsidiary, Energen Resources Corporation, has increased its net lease position in Alabama shales to approximately 180,000 acres.

•	Energen Resources’ review of its unproved reserve inventory again supported 1.9 trillion cubic feet equivalent (Tcfe) of probable and possible reserves.

First Quarter 2007 Results

For the three months ended March 31, 2007, Energen’s net income totaled $103.9 million, or $1.44 per diluted share, and compares with first quarter 2006 net income of $87.5 million, or $1.18 per diluted share. This 22 percent increase in earnings per share (EPS) largely reflects the impact of the Company’s strong hedge position on the average prices realized for Energen Resources’ first quarter 2007 production.

Energen Resources Corporation

Energen Resources’ net income for the first three months of 2007 totaled $63.2 million as compared with $49.7 million in the same period last year. Discontinued operations in both periods were immaterial. In addition to increased average realized prices, Energen Resources benefited from a 0.6 billion cubic feet equivalent (Bcfe) increase in period-over-period production to 23.8 Bcfe.

Average Realized Sales Prices

Commodity	1Q2007	1Q2006	% Change
Natural Gas (per Mcf)	$7.93	$7.57	4.8
Oil (per barrel)	$58.36	$45.94	27.0
NGL (per gallon)	$0.80	$0.58	37.9

Production

Commodity	1Q2007	1Q2006	% Change
Natural Gas	15,547 MMcf	15,327 Bcf	1.4
Oil	927 MBbl	917 MBbl	1.1
NGL	18,893 Mgal	16,646 Mgal	13.5
Total	23.8 Bcfe	23.2 Bcfe	2.6

Per-unit lease operating expense totaled $1.99 per Mcfe, down from $2.02 per unit in the same period last year largely due to lower, commodity price-driven production taxes. DD&A expense per unit in the first quarter of 2007 increased 10 percent over the same period last year to $1.09 per Mcfe.

Alabama Gas Corporation

Energen’s natural gas utility, Alabama Gas Corporation (Alagasco), generated net income of $40.3 million in the first quarter of 2007; this $3 million increase over the same period a year ago largely reflects the utility’s ability to earn on a higher level of equity representing investment in utility plant.

Trailing 12-Months Results

For the 12 months ended March 31, 2007, Energen’s net income totaled $290 million, or $3.99 per diluted share, and compares with $201.5 million, or $2.73 per diluted share, for the same period a year ago. Included in the current 12-months earnings is a $34.5 million, or 47 cents per diluted share, after-tax gain associated with the Company’s sale of one-half interest in its acreage position in Alabama shales to Chesapeake Energy Corporation. Income from discontinued operations in both periods was immaterial.

Energen Resources Corporation

Energen Resources’ net income for the trailing 12-months period totaled $251 million as compared with $165.5 million in the same period last year. In addition to the one-time $34.5 million after-tax gain, Energen Resources’ benefited from significantly higher average realized prices for its natural gas, oil and NGL volumes and from a 4 percent, period-over-period, increase in production to 96.2 Bcfe.

Average Realized Sales Prices, Trailing 12 Months

Commodity	Ending 3/31/2007	Ending 3/31/2006	% Change
Natural Gas (per Mcf)	$7.05	$6.71	5.1
Oil (per barrel)	$52.93	$38.80	36.4
NGL (per gallon)	$0.71	$0.56	26.8

Production, Trailing 12 Months

Commodity	Ending 3/31/2007	Ending 3/31/2006	% Change
Natural Gas	63.0 Bcf	61.7 Bcf	2.1
Oil	3.7 MMBbl	3.4 MMBbl	8.8
NGL	78.6 MMgal	71.4 MMgal	10.0
Total	96.2 Bcfe	92.4 Bcfe	4.1

Per-unit lease operating expense totaled $1.92 per Mcfe in the 12 months ending March 31, 2007, up 4 percent from $1.85 per Mcfe in the same period last year; this increase largely was due to a general rise in field service costs, increased repairs and work-over expenses, and the December 2005 acquisition of Permian Basin properties; these increases were partially offset by a 17 percent decline in per-unit production taxes. DD&A expense per unit in the 12 months ended March 31, 2007, increased 5 percent over the same period last year from 97 cents per Mcfe to $1.02 per Mcfe, primarily due to the Permian Basin property acquisition in December 2005.

Alabama Gas Corporation

Alagasco generated net income in the 12 months ended March 31, 2007, of $40.3 million as compared with $35.3 million in the same period a year ago.

2007 Earnings Guidance Affirmed

Energen today reaffirmed its 2007 earnings guidance range of $3.80 to $4.20 per diluted share. “Energen’s excellent performance in the first quarter of 2007, together with our substantial hedge position for the remainder of this year, gives us a great deal of confidence that we are on the right track to achieve our sixth consecutive year of record earnings in 2007,” said Energen President James McManus at today’s Annual Shareholders Meeting.

Key assumptions in Energen’s 2007 budget are:

•	Existing hedge position covering approximately 68 percent of production for the remainder of 2007.

•	Assumed prices for unhedged natural gas, oil and NGL production of $8 per Mcf, $60 per barrel and 78 cents per gallon, respectively

•	Production of 95 Bcfe

•	Capital spending of $335 million, including some $275 million by Energen Resources and approximately $60 million by Alagasco

•	An average DD&A rate at Energen Resources of $1.13 per Mcfe

•	Per-unit LOE at Energen Resources, including production taxes, of $2.11 per Mcfe

•	Alagasco’s earning near its allowed range of return on average equity of approximately $300 million

•	Average diluted shares outstanding of 72.3 million.

Hedge Position for Remainder of 2007

Energen Resources’ hedge position for the remainder of the year by commodity is as follows:

Commodity	Hedge Vols.	Est. 2007 Production	% Hedged	NYMEX- equiv. price
Natural Gas	31.8 Bcf	46.8 Bcf	68	$8.93
Oil	2.0 MMBbl	2.9 MMBbl	71	$68.96
NGL	33.6 MMgal	53.0 MMgal	63	$0.93

NOTE: Actual April data used where known

Energen Resources’ natural gas hedge position for the remainder of the year by hedge type is as follows:

Hedge Type	Volumes (Bcf)	Assumed Basis	Price/Mcf (NYMEX equiv)
NYMEX Hedges	9.7	—	$9.28
San Juan Basin-specific	19.5	$1.00	$8.68
Permian Basin-specific	0.3	$0.79	$8.11
SNG-Louisiana	2.3	—	$9.72

NOTE: Actual April data used where known

Energen Resources’ oil hedge position for the remainder of the year by hedge type is as follows:

Hedge Type	Volumes (MBbl)	Assumed Differential	Price/Barrel (NYMEX equiv)
NYMEX Hedges	261	—	$75.42
Sour Oil (WTS)	1,774	$4.76	$68.01

NOTE: Actual April data used where known

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average NGL revenue per unit of production will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

Earnings Sensitivities to Commodity Price Changes

Given Energen Resources’ current hedge position for the remainder of 2007 and using the price assumptions given above for the Company’s unhedged production, changes in commodity prices are estimated to have the following impact on Energen’s 2007 earnings:

•	Every 10-cent change in the average NYMEX price of gas from $8.00 represents an estimated net income impact of approximately $560,000 (0.8 cents per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $60.00 per barrel represents an estimated net income impact of approximately $380,000 (0.5 cents per diluted share).

•	Every 1-cent change in the average price of liquids from $0.78 per gallon represents an estimated net income impact of approximately $80,000 (0.1 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

2008 Earnings Guidance Initiated

Energen initiated earnings guidance for 2008 with a range of $3.60—$4.00 per diluted share. “Our outlook for 2008 earnings is being influenced significantly by three factors,” said McManus. “First, our current hedge position; second, our assumed prices for our unhedged production; and, third, our production estimates.

“What we are looking at right now is a substantially smaller hedge position in 2008 relative to 2007, and the average prices of our 2008 hedges are lower for each commodity relative to our 2007 hedges.

“So, even though our estimated 2008 production of 98 Bcfe represents a 3 percent increase over 2007 production estimates, our average realized prices likely will be lower on a per-unit basis for each commodity in 2008 given our current hedge position and our price assumptions,” McManus said.

“We do believe there is room for commodity-price driven upside,” he added, noting that current strip prices for 2008 are about $8.80 per Mcf for natural gas and approximately $70 per barrel for oil.

“We are very excited about the organic production growth we expect to generate in 2008,” McManus added. “This production growth is the direct result of our current-year drilling activities that are focused on the accelerated development of our proved undeveloped reserves and, to a lesser extent, accelerated development of our 1.9 Tcfe of unproved reserves.”

Key assumptions in Energen’s 2008 earnings guidance include:

•	Existing hedge position covering approximately 21 percent of estimated 2008 production

•	Assumed prices for unhedged natural gas, oil and NGL production of $8.50 per Mcf, $65 per barrel and 84.5 cents per gallon, respectively

•	A 3 percent increase in production to 98 Bcfe

•	Capital spending of approximately $250 million, including $190 by Energen Resources and $60 million by Alagasco

•	An average DD&A rate at Energen Resources of $1.28 per Mcfe

•	Lease operating expense at Energen Resources, including production taxes, of $2.22 per Mcfe

•	Alagasco’s earning within its allowed range of return on average equity of approximately $315 million

•	Average diluted shares outstanding of 72.6 million

“I would emphasize that none of our 2008 estimates include any potential production or drilling capital associated with our stake in multiple shale plays in Alabama,” added McManus.

2008 Hedge Position

Energen Resources’ 2008 hedge position by commodity is as follows:

Commodity	Hedge Vols.	Est. 2008 Production	% Hedged	NYMEX- equiv. price
Natural Gas	7.2 Bcf	64.8 Bcf	11%	$8.68 per Mcf
Oil	2.2 MMBbl	4.0 MMBbl	53%	$66.62 per barrel
NGL	4.5 MMgal	63.7 MMgal	7%	$0.87 per gallon

Energen Resources’ 2008 natural gas hedge position by hedge type is as follows:

Hedge Type	Volumes (Bcf)	Assumed Basis	Price/Mcf (NYMEX equiv)
NYMEX Hedges	3.6	—	$8.47
San Juan Basin-specific	3.6	$0.98	$8.90

Energen Resources’ 2008 oil hedge position by hedge type is as follows:

Hedge Type	Volumes (MBbl)	Assumed Differential	Price/Barrel (NYMEX equiv)
NYMEX Hedges	900	—	$57.71
Sour Oil (WTS)	1,260	$5.20	$72.99

Average realized oil and gas prices for ERC’s production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, ERC will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them ERC’s assumed basis differentials.

Earnings Sensitivities to Commodity Price Changes

Given ERC’s current hedge position for 2008 and using the price assumptions given above for the Company’s unhedged production, changes in commodity prices are estimated to have the following impact on Energen’s 2008 earnings:

•	Every 10-cent change in the average NYMEX price of gas from $8.50 represents an estimated net income impact of approximately $3 million (4.1 cents per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $65.00 per barrel represents an estimated net income impact of approximately $925,000 (1.3 cents per diluted share).

•	Every 1-cent change in the average price of liquids from $0.845 per gallon represents an estimated net income impact of approximately $265,000 (0.4 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

Alabama Shale Update

Energen Resources and Chesapeake Energy Corporation continue to work together to lease shale acreage in their Area of Mutual Interest (AMI), which encompasses Alabama and some of Georgia. Energen Resources’ net acreage position as of April 15, 2007, totals approximately 180,000 acres and represents multiple shale opportunities.

For the next 3-6 months, the two energy companies plan to continue building their acreage position in Alabama in advance of drilling. Energen and Chesapeake still plan to drill two natural gas wells in Alabama in 2007 but now anticipate that activity to get under way late in the year.

Probable, Possible Reserves Update

An update of Energen Resources’ probable and possible reserves shows that the Company’s unproved reserve inventory remains an estimated 1.9 Tcfe, with probable reserves totaling 590 Bcfe and possible reserves totaling 1,315 Bcfe. These unproved reserves do not include any potential reserves associated with the Company’s pursuit of natural gas in Alabama shales.

The Company cannot include such information about unproved reserve potential in its financial statements and notes filed with the Securities and Exchange Commission.

Location, Amount and Estimated Finding Cost of Reserves (Bcfe) – Unrisked

Basin/Area	Proved Reserves	Probable Reserves		Possible Reserves
		Quantity	Unit Cost	Quantity	Unit Cost
San Juan	920	280	$1.18	798	$0.66
Permian	497	254	$1.28	460	$1.29
Black Warrior	231	31	$0.86	42	$0.90
No. LA/E. TX/Other	75	25	$3.22	16	$3.88
Total	1,723	590	$1.29	1,315	$0.93

The definitions of probable and possible reserves imply different probabilities of potential recovery in each classification; the quantities reported here are unrisked. All the estimates were prepared by Energen Resources’ technical staff and were 100 percent reviewed by independent reservoir engineers. The same commodity prices used to calculate year-end 2006 proved reserves were applied in establishing the Company’s probable and possible reserves.

Additional investment is necessary to develop the Company’s probable and possible reserve inventory. The cost estimates in the table are unrisked and are based on the Company’s best estimate of current costs to drill wells in each basin/area and bring associated production to market. Future development costs are dependent on the timing of development.

Definitions of Unproved Reserve Classifications

Previously reported proved reserves were based on Security and Exchange Commission (SEC) definitions. Since the SEC does not define unproved reserves, Energen Resources followed definitions for probable and possible reserves approved by the Society of Petroleum Engineers (SPE) and the World Petroleum Congress (WPC).

Unproved reserves are based on geologic and/or engineering data similar to that used in estimates of proved reserves; but technical, contractual, economic, or regulatory uncertainties preclude such reserves being classified as proved. Unproved reserves may be further classified as probable reserves and possible reserves.

Unproved reserves may be estimated assuming future economic conditions different from those prevailing at the time of the estimate. The effect of possible future improvements in economic conditions and technological developments can be expressed by allocating appropriate quantities of reserves to the probable and possible classifications.

Probable Reserves

Probable reserves are those unproved reserves which analysis of geological and engineering data suggests are more likely than not to be recoverable. In this context, when probabilistic methods are used, there should be at least a 50% probability that the quantities actually recovered will equal or exceed the sum of estimated proved plus probable reserves.

In general, probable reserves may include:

1)	reserves anticipated to be proved by normal step-out drilling where sub-surface control is inadequate to classify these reserves as proved,

2)	reserves in formations that appear to be productive based on well log characteristics but lack core data or definitive tests and that are not analogous to producing or proved reservoirs in the area,

3)	incremental reserves attributable to infill drilling that could have been classified as proved if closer statutory spacing had been approved at the time of the estimate,

4)	reserves attributable to improved recovery methods that have been established by repeated commercially successful applications when (a) a project or pilot is planned but not in operation and (b) rock, fluid, and reservoir characteristics appear favorable for commercial application,

5)	reserves in an area of the formation that appears to be separated from the proved area by faulting and the geologic interpretation indicates the subject area is structurally higher than the proved area,

6)	reserves attributable to a future workover, treatment, re-treatment, change of equipment, or other mechanical procedures, where such procedure has not been proved successful in wells which exhibit similar behavior in analogous reservoirs, and

7)	incremental reserves in proved reservoirs where an alternative interpretation of performance or volumetric data indicates more reserves than can be classified as proved.

Possible Reserves

Possible reserves are those unproved reserves which analysis of geological and engineering data suggests are less likely to be recoverable than probable reserves. In this context, when probabilistic methods are used, there should be at least a 10% probability that the quantities actually recovered will equal or exceed the sum of estimated proved plus probable plus possible reserves.

In general, possible reserves may include:

1)	reserves which, based on geological interpretations, could possibly exist beyond areas classified as probable,

2)	reserves in formations that appear to be petroleum bearing based on log and core analysis but may not be productive at commercial rates,

3)	incremental reserves attributed to infill drilling that are subject to technical uncertainty,

4)	reserves attributed to improved recovery methods when (a) a project or pilot is planned but not in operation and (b) rock, fluid, and reservoir characteristics are such that a reasonable doubt exists that the project will be commercial, and

5)	reserves in an area of the formation that appears to be separated from the proved area by faulting and geological interpretation indicates the subject area is structurally lower than the proved area.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business are the acquisition and development of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen Resources has approximately 1.7 Tcfe of proved reserves in the San Juan, Permian and Black Warrior basins and in the North Louisiana/East Texas area. More information is available at www.energen.com.